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Bryce McDevitt

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Parsons Corporation Board Unanimously Elects Carey Smith as Chairwoman

CENTREVILLE, VA (January 24, 2022) – The board of directors of Parsons Corporation (NYSE: PSN) has unanimously elected Carey A. Smith as chairwoman, effective April 14, 2022. Smith will serve as chairwoman, president, and chief executive officer. She succeeds Charles “Chuck” Harrington, who currently serves as executive chairman and will retire when his current term on the board of directors expires on April 14, 2022, following 40 years with the company. The board also elected Steven F. Leer to serve as lead independent director effective April 14, 2022, succeeding James “Jim” McGovern, who has served as a director since joining the Parsons’ board in 2005 and currently serves as lead independent director.

“Carey Smith has proven herself as an exceptional leader throughout her career and during her successful tenure with Parsons,” said Leer. “She is the right person to serve as our next chairwoman and to lead Parsons into the future. We are confident in her ability to capitalize on the growth opportunities ahead for the company and to bring together Parsons’ unique capabilities into integrated solutions that deliver value for our customers.”

“I’m honored to be elected Parsons’ chairwoman, and grateful for the trust and confidence of our board and of our workforce,” Smith said. “Every day, our global workforce is delivering integrated solutions and services in a complex security environment and a world of digital transformation. We are creating the future of national security and critical infrastructure by leveraging advanced technologies across these domains.  I’m proud to lead and support my colleagues in that mission.”

Smith continued, “I also want to thank Chuck and Jim for their decades of service to Parsons. Their commitment to our company made an enduring mark on the future of Parsons and set the company on a course to deliver a better world. I am pleased to advance the company in partnership with Steve Leer. Steve’s industry experience and insightful guidance have been invaluable as a director and will continue to be as our new lead independent director.”

Smith joined Parsons in 2016 as president of the Federal Solutions business.  She was promoted to chief operating officer in 2018 and then to president and chief operating officer in 2019 before being appointed president and chief executive officer in July 2021.  She was elected to the company’s board of directors in December 2020.

Leer has been an active leader of the Parsons’ board of directors since joining in 2013 and most recently served as chair of the board’s compensation and management development committee and a member of the executive and audit committees. Leer was the chief executive officer of Arch Coal, Inc., from 1992 through 2012.  He served as chairman of its board from 2006 through 2012 and executive chairman from 2012 through 2014.

About Parsons

Parsons (NYSE: PSN) is a leading disruptive technology provider in the global security, intelligence, and critical infrastructure markets, with capabilities across cybersecurity, missile defense, space, connected infrastructure, and smart cities. Please visit parsons.com, and follow us on LinkedIn and Facebook to learn how we’re making an impact.